EXHIBIT 11
                                         MULTIMEDIA, INC.
                 Computation of Primary and Fully Diluted Earnings per Share



                                  Three Months Ended        Six Months Ended
                                  6/30/95    6/30/94      6/30/95     6/30/94
PRIMARY

Net earnings applicable to
   common and common
   equivalent shares            $21,165,000 19,443,000  $36,011,000  36,777,000

Shares:
Weighted average number of
   common and common equivalent
   shares outstanding            38,886,000 38,191,000   38,708,000  38,280,000

Net earnings per share          $       .54        .51  $       .93         .96



FULLY DILUTED

Net earnings applicable to
   common and common
   equivalent shares            $21,165,000 19,443,000  $36,011,000  36,777,000

Shares:
Weighted average number of
   common and common equivalent
   shares assuming ending
   market price                  38,889,000 38,192,000   38,860,000  38,277,000

Net earnings per share          $       .54        .51  $       .93         .96